Exhibit 99.1

P r e s s   R e l e a s e

Contact: David W. Wehlmann Executive Vice President & Chief Financial Officer

AMEX SYMBOL: GW

FOR IMMEDIATE RELEASE: HOUSTON, TEXAS – JULY 28, 2004, GREY WOLF, INC. ANNOUNCES OPERATING RESULTS FOR THE QUARTER ENDED JUNE 30, 2004

Houston, Texas, July 28, 2004 – Grey Wolf, Inc. (“Grey Wolf” or the “Company”) (AMEX-GW), reported a net loss of $1.5 million, or $0.01 per share on a diluted basis, for the three months ended June 30, 2004 compared with a net loss of $14.2 million, or $0.08 per share on a diluted basis for the second quarter of 2003. Revenues for the second quarter of 2004 were $103.8 million compared with revenues for the second quarter of 2003 of $66.9 million.

The net loss for the second quarter of 2004 includes approximately $1.8 million for the accelerated amortization of the previously deferred financing costs, original issue discount and interest expense on the redemption of the Company’s 8-7/8% Senior Notes due 2007. As previously announced, on March 31, 2004, the Company issued $100.0 million of floating rate contingent convertible senior notes due 2024. The majority of the proceeds were placed in escrow and were used for the redemption of the remaining $85.0 million aggregate principal amount of the Company’s 8-7/8% Senior Notes which were redeemed at 102.958%, plus accrued interest, on April 30, 2004. The second quarter of 2003 net loss includes $8.5 million of costs associated with the redemption of $165.0 million aggregate principal amount of the Company’s 8-7/8% Senior Notes and interest on the $150.0 million aggregate principal amount of 3.75% of Contingent Convertible Senior Notes issued in May 2003.

“Grey Wolf’s improving year-over-year results for the second quarter 2004 reflect an increase in our average number of rigs working and higher dayrates,” commented Tom Richards, Chairman, President and Chief Executive Officer. “The market for U.S. land rigs is improving, and our customers are revising their spending objectives upward to take advantage of the favorable commodity price environment.”

“We believe the U.S. land rig count has reached the point which provides solid support for improved economics for our industry. Specifically, Grey Wolf is experiencing increasing dayrates and improved mobilization recoveries,” Richards noted. “We recently moved two rigs into south central Oklahoma, one rig into Mexico and in the third quarter will reactivate two cold-stacked rigs in our Rocky Mountain division, one under term contract. Grey Wolf is well positioned to benefit from positive industry fundamentals.”

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — JULY 28, 2004

The Company averaged 86 rigs working in the second quarter of 2004, compared to 65 rigs working in the first quarter of 2004. Excluding the 10 rigs added to the Grey Wolf fleet in the April 2004 acquisition of New Patriot Drilling (“Patriot”), Grey Wolf’s average working rig count rose approximately 20% quarter-over-quarter.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of 2004 were $16.3 million, compared to EBITDA of $9.7 million for the first quarter of 2004 and $5.1 million for the second quarter of 2003. On a per rig day basis, EBITDA was $2,081 for the second quarter of 2004, $1,631 for the first quarter of 2004 and $936 for the second quarter of 2003.

The Company currently has 98 marketed rigs and 14 cold-stacked rigs which can be deployed quickly with relatively little capital outlay. In addition, 15 inventory rigs are available for refurbishment and reactivation as demand dictates.

Capital expenditures were $13.7 million for the second quarter of 2004 excluding the acquisition of Patriot. Capital expenditures for 2004 are currently projected to be $30.0 million to $34.0 million, subject to the actual level of rig activity and exclusive of the acquisition cost of Patriot.

The Company has prepared an estimate of results for the third quarter of 2004 based on currently anticipated levels of activity and dayrates. The Company expects the third quarter of 2004 to reflect an average of 91 rigs working. Operating income is projected at $4.8 million which includes depreciation expense of approximately $14.1 million and general and administrative expenses of $3.1 million. The Company expects interest expense of approximately $2.3 million in the third quarter of 2004. Net income per share is expected to be approximately $0.01 on a diluted basis, using a tax rate of approximately 55% based upon the expected level of net income. The tax rate includes the amortization of permanent differences that arose because of the differences between the financial accounting and tax basis of companies acquired. The effective tax rate can vary widely depending upon the current level of income or loss.

Grey Wolf has scheduled a conference call July 29, 2004 at 9:00 a.m. CT to discuss second quarter 2004 results. The call will be web cast live on the internet through the Investor Relations page on the Company’s website at:

http://www.gwdrilling.com

To participate by telephone, call (800) 448-0203 domestically or (415) 904-7313 internationally ten to fifteen minutes prior to the starting time. The reservation number is 21200477. A replay of the conference call will be available by telephone from 11:00 a.m. CT on July 29, 2004 until 11:00 a.m. CT on July 31, 2004. The telephone number for the replay of the call is (800) 633-8284 domestically or (402) 977-9140 internationally and the access code is 21200477. The call will be available for replay through the Grey Wolf website for approximately two weeks after the conclusion of the call.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — JULY 28, 2004

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The specific forward-looking statements cover our expectations and projections regarding demand for the Company’s services, spending by customers, third quarter 2004 rig activity, dayrates and financial results, projected net income per share, projected tax rate, projected interest expense, the sufficiency of our capital resources and liquidity, depreciation and capital expenditures in 2004. These forward-looking statements are subject to a number of important factors, many of which are beyond our control, that could cause actual results to differ materially, including oil and natural gas prices and trends in those prices, the pricing and other competitive policies of our competitors, uninsured or under-insured casualty losses, cost of insurance coverage, changes in interest rates, unexpected costs under turnkey drilling contracts, weather conditions, and the overall level of drilling activity in our market areas. Please refer to our Registration Statement on Form S-3 filed with the Securities and Exchange Commission on June 28, 2004 for additional information concerning risk factors that could cause actual results to differ materially from these forward-looking statements.

Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of contract oil and gas land drilling services in the best natural gas producing regions in the United States with a total drilling rig fleet of 127. The Company is also a leader in onshore turnkey drilling services.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — JULY 28, 2004

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
	(In thousands, except per share amounts)
	(Unaudited)
Revenues	$103,750	$66,949	$178,950	$129,336
Costs and expenses:
Drilling operations	84,509	59,569	147,046	114,854
Depreciation	14,091	12,509	27,063	24,800
General and administrative	3,167	2,763	6,307	6,009
Gain on the sale of assets	(7)	(72)	(18)	(93)

Total costs and expenses	101,760	74,769	180,398	145,570

Operating income (loss)	1,990	(7,820)	(1,448)	(16,234)
Other income (expense):
Interest income	170	427	336	716
Interest expense	(3,908)	(14,528)	(10,074)	(20,565)
Other	—	—	—	14

Other income (expense), net	(3,738)	(14,101)	(9,738)	(19,835)

Net income (loss) before income taxes	(1,748)	(21,921)	(11,186)	(36,069)
Income taxes expense (benefit):
Current	—	—	—	—
Deferred	(266)	(7,736)	(3,273)	(12,263)

Total income tax expense (benefit)	(266)	(7,736)	(3,273)	(12,263)

Net income (loss) applicable to common shares	$(1,482)	$(14,185)	$(7,913)	$(23,806)

Basic and diluted net income (loss) per common share	$(0.01)	$(0.08)	$(0.04)	$(0.13)

Weighted average common shares outstanding:
Basic	186,073	181,217	183,765	181,160

Diluted	186,073	181,217	183,765	181,160

Operating data for the periods:
Total operating days	7,810	5,468	13,756	10,740
Total revenue per rig day	$13,284	$12,244	$13,009	$12,042
Daywork operating days	6,752	4,643	11,792	9,251
Daywork revenue per rig day	$10,203	$9,438	$10,136	$9,347
Turnkey operating days	1,058	825	1,964	1,489
Turnkey revenue per rig day	$32,945	$28,034	$30,256	$28,790

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — JULY 28, 2004

	June 30,	December 31,
	2004	2003
	(Unaudited)
	(In thousands)
Condensed Balance Sheet Data:
Cash and cash equivalents	$50,825	$54,350
Restricted cash	752	749
Other current assets	90,091	64,560

Total current assets	141,668	119,659
Net property and equipment	437,822	404,278
Other assets	19,088	5,141

Total assets	$598,578	$529,078

Other current liabilities	$63,509	$50,932
Contingent convertible senior notes(1)	275,000	150,000
Senior notes	—	84,898
Other long term liabilities	4,991	4,115
Deferred income taxes	45,798	43,496
Shareholders’ equity	209,280	195,637

Total liabilities and equity	$598,578	$529,078

(1)	As previously announced, the Company closed on an additional $25.0 million aggregate principal amount of contingent convertible senior notes in April 2004.

	Three Months Ended
	June 30,
	2004	2003
Number of Marketed Rigs(2)	97	78

Average Rigs Working
Ark-La-Tex	20	15
Gulf Coast	20	16
South Texas	27	23
Rocky Mountain	11	1
West Texas	8	5

Total Average Rigs Working	86	60

(2)	For the week ending July 22, 2004, we had 97 marketed rigs and averaged 90 rigs working.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — JULY 28, 2004

Reconciliation of
Earnings before interest, taxes, depreciation
and amortization (EBITDA) to net income
(loss) applicable to common shares

	Three Months Ended
	June 30,	March 31,	June 30,
	2004	2004	2003
	(In thousands)
	(Unaudited)
Earnings before interest, taxes, depreciation and amortization	$16,251	$9,700	$5,116
Depreciation	14,091	12,972	12,509
Interest expense	3,908	6,166	14,528
Total income tax expense (benefit)	(266)	(3,007)	(7,736)

Net income (loss) applicable to common shares	$(1,482)	$(6,431)	$(14,185)

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com